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                                                                   EXHIBIT 10.20

                      SUMMARY OF IGT MANAGEMENT BONUS PLAN

The IGT Management Bonus Plan ("Plan") provides cash awards based on the achievement of goals relating to the financial performance of the Company and individual performance objectives. The purpose of the Plan is to increase the Company's shareholder value and the success of the Company by motivating the Company Management Team (1) to perform to the best of their abilities, and (2) to achieve the Company's financial and business objectives.

The Compensation Committee has oversight for Plan participation and eligibility criterion. Executive officers of the Company participate in the Plan. The Company's Finance and Human Resources Departments administer the Plan.

The award formulae are generally based on overall corporate Operating Income Growth year-over-year, individual performance goals, and available funds as accrued by the Company during the course of the fiscal year.

The Compensation Committee establishes the financial performance goals for the Company. Finance and Human Resources Departments establish the "Target Award" amounts by position and individual, and Department Heads recommend actual award amounts for individual Plan participants (other than for Chief Executive Officer and certain other executives whose bonuses are determined in accordance with their existing employment agreements by the Compensation Committee) assuming the performance objectives for the performance period are achieved ("Target Award").

Actual awards may be greater than or less than the participant's Target Award, depending in part upon the extent to which actual Company and individual performance objectives are exceeded or fall below the performance goals.

Payment of each award shall be made as soon as practicable after the end of the fiscal year that the award was earned. Each award normally shall be paid in cash in a single lump sum, subject to payroll taxes and tax withholding. The Company reserves the right to pay bonuses over an extended period and/or pay with non-cash instruments such as restricted stock awards to encourage long-term outlook and commitment.

Each award that may become payable under the Plan is paid solely from the general assets of the Company. Nothing in the Plan should be construed to create a trust or to establish or evidence any participant's claim of any right to payment of an award other than as an unsecured general creditor with respect to any payment to which a participant may be entitled.

Certain international subsidiaries have separate management bonus plans based on their respective operating results.

This document is not intended, and shall not be construed so as to, confer any contractual right upon any executive or other employee. The Company reserves the right to amend the Plan from time to time (and at any time) in any manner, to terminate the Plan, to pay no bonus to any particular person or group of persons, and to decrease bonus amounts and/or increase bonus amounts from the level(s) otherwise required by the Plan as to any particular person or group of persons. Stockholder, executive, and/or employee consent shall not be required for the taking of any such action.




Prepared December 3, 2004
By Randy Kirner